Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of Denny’s Corporation, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Jumana Capital Investments LLC

By:	/s/ Christopher R. Martin
Christopher R. Martin, Manager
Date:	11/04/2025

Martin Christopher Ross

By:	/s/ Christopher R. Martin
Christopher R. Martin
Date:	11/04/2025